UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 3, 2005

DIGITAL THEATER SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50335	77-0467655
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

5171 Clareton Drive Agoura Hills, California		91301
(Address of principal executive offices)		(Zip Code)

(818) 706-3525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement

On January 3, 2005, Digital Theater Systems, Inc. (“DTS”), LIVE Acquisition Corp., a wholly-owned subsidiary of DTS (“Merger Sub”), Lowry Digital Images, Inc., a privately held California corporation (“LDI”), each of the then-stockholders of LDI, and John Lowry, as Stockholder Representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of LDI by DTS pursuant to the merger of Merger Sub with and into LDI (the “Merger”), with LDI surviving the Merger as a wholly owned subsidiary of DTS.  LDI is a leader in image restoration and enhancement.

The Merger was completed on the same date as the Merger Agreement.  As a result of the Merger, LDI is now a wholly-owned subsidiary of DTS and therefore, will be included in the consolidated financial results of DTS for periods from and subsequent to January 3, 2005.  In connection with the Merger, LDI changed its name to “DTS Digital Images, Inc.”

Pursuant to the Merger, the former stockholders of LDI received aggregate cash proceeds of approximately $9.6 million plus the right to receive shares of common stock of DTS under certain circumstances, as described below.  Prior to the Merger, DTS had loaned LDI a total of $1.25 million to enable LDI to satisfy certain liabilities.  Neither LDI nor its stockholders were required to repay this loan prior to, or in connection with, the Merger.  The cash portion of the Merger consideration was paid out of working capital.

The Merger Agreement provides that in the event that the business of LDI achieves certain gross profit targets in 2005 and 2006, the former stockholders of LDI shall be entitled to receive shares of DTS common stock.  In the event these targets are met in full, an aggregate of up to 857,213 shares of DTS common stock will be issued to the former LDI stockholders.  DTS has granted the former stockholders of LDI certain registration rights with respect to these shares pursuant to a Registration Rights Agreement.

The Merger Agreement also requires DTS to invest approximately $3.5 million in the business of LDI on or prior to June 30, 2005 to enable LDI to make certain capital expenditures and, if and to the extent LDI meets specified gross profit milestones, to invest up to an additional $1.5 million through the end of 2006.

In connection with the Merger Agreement, DTS Digital Images, Inc. entered into employment agreements with each of John Lowry, Michael Inchalik and Ian Godin, and DTS Canada ULC (a Canadian subsidiary of DTS) entered into an employment agreement with Ian Cavén.  The employment agreements each have a three year term. Mr. Lowry’s agreement provides for a base salary of $225,000 during the first year of the term and $235,000 and $250,000, respectively, for each subsequent year of the term.  The agreements for Messrs. Inchalik, Godin and Cavén provide for annual base salaries of $185,000, $100,000 and $120,000 , respectively, for each year during the term.  Each agreement generally provides that if the employee is terminated for any reason other than for cause (as such term is defined in the agreements), the employee will be entitled to continue to receive his base salary through the remaining term of the agreement.  The employment agreements are filed as Exhibits 10.2 through10.5 of this current report.

The description of the Merger set forth above and elsewhere in this report is qualified in its entirety by reference to the Merger Agreement filed with this current report as Exhibit 2.1 and the Registration Rights Agreement filed with this current report as Exhibit 10.1.

Item 2.01. Completion of Acquisition or Disposition of Assets

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The financial statements required by this Item 9.01(a) will be filed by amendment.

(b) Pro Forma Financial Information.

The financial information required by this Item 9.01(b) for the combined results of DTS and LDI will be filed by amendment.

(c) Exhibits

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of January 3, 2005 by and among Digital Theater Systems, Inc., LIVE Acquisition Corp., Lowry Digital Images, Inc., John Lowry, as Stockholder Representative, and the Stockholders listed therein.

10.1	Registration Rights Agreement, dated as of January 3, 2005 by and between Digital Theater Systems, Inc. and John Lowry, as Stockholder Representative.
10.2	Employment Agreement, dated as of January 3, 2005 by and between DTS Digital Images, Inc., Digital Theater Systems, Inc. and John Lowry.
10.3	Employment Agreement, dated as of January 3, 2005 by and between DTS Digital Images, Inc., Digital Theater Systems, Inc. and Michael Inchalik.
10.4	Employment Agreement, dated as of January 3, 2005 by and between DTS Canada ULC, Digital Theater Systems, Inc. and Ian Cavén.
10.5	Employment Agreement, dated as of January 3, 2005 by and between DTS Digital Images, Inc., Digital Theater Systems, Inc. and Ian Godin.
99.1	Press Release issued by Digital Theater Systems, Inc. dated January 6, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 6, 2005	DIGITAL THEATER SYSTEMS, INC.

	By:	/s/ Jon E. Kirchner
Jon E. Kirchner, President and Chief Executive Officer

/s/ Melvin L. Flanigan
Melvin L. Flanigan, Executive
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of January 3, 2005 by and among Digital Theater Systems, Inc., LIVE Acquisition Corp., Lowry Digital Images, Inc., John Lowry, as Stockholder Representative, and the Stockholders listed therein.

10.1	Registration Rights Agreement, dated as of January 3, 2005 by and among Digital Theater Systems, Inc. and John Lowry, as Stockholder Representative.
10.2	Employment Agreement, dated as of January 3, 2005 by and between DTS Digital Images, Inc., Digital Theater Systems, Inc. and John Lowry.
10.3	Employment Agreement, dated as of January 3, 2005 by and between DTS Digital Images, Inc., Digital Theater Systems, Inc. and Michael Inchalik.
10.4	Employment Agreement, dated as of January 3, 2005 by and between DTS Canada ULC, Digital Theater Systems, Inc. and Ian Cavén.
10.5	Employment Agreement, dated as of January 3, 2005 by and between DTS Digital Images, Inc., Digital Theater Systems, Inc. and Ian Godin.
99.1	Press Release issued by Digital Theater Systems, Inc. dated January 6, 2005